THE BNY MELLON FAMILY OF FUNDS

(Funds Included on Schedule A)

Rule 18f-3 Plan

Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), requires that the Board of an investment company desiring to offer multiple classes pursuant to said Rule adopt a plan setting forth the separate arrangement and expense allocation of each class, and any related conversion features or exchange privileges.

The Board, including a majority of the Board members who are not "interested persons" (as defined in the 1940 Act), of each of the investment companies, or series thereof, listed on Schedule A attached hereto, as such Schedule may be revised from time to time (each, a "Fund"), which desires to offer multiple classes in accordance with Rule 18f-3, has determined that the following plan is in the best interests of each class individually and each Fund as a whole:

1.       Class Designation: Fund shares shall be divided, except as otherwise noted on Schedule A hereto, into Class A, Class C, Class I and Class Y and, if indicated on Schedule A hereto, Class J, Class Z and Investor shares.

2.       Differences in Services: The services offered to shareholders of each Class, as described in the Fund's prospectus or statement of additional information, unless otherwise noted on Schedule A hereto, shall be substantially the same, except that Rights of Accumulation, Letter of Intent and Reinvestment Privilege shall be available only to holders of Class A shares. Automatic Asset Builder, Payroll Savings Plan, Government Direct Deposit, Dividend Sweep, Auto-Exchange Privilege and Automatic Withdrawal Plan are not available for Class Y shares.

3.       Differences in Distribution Arrangements: Class A shares shall be offered with a front-end sales charge, as such term is defined under the Conduct Rules of the Financial Industry Regulatory Authority (the "FINRA Conduct Rules"), and a deferred sales charge (a "CDSC"), as such term is defined under the FINRA Conduct Rules, may be assessed on certain redemptions of Class A shares, including Class A shares purchased without an initial sales charge as part of an investment of $1 million or more.

The amount of the sales charge and the amount of and provisions relating to the CDSC pertaining to the Class A shares are set forth on Schedule B attached hereto. In addition, Class A shares shall be subject to an annual service fee at the rate of .25% of the value of the average daily net assets of such Class pursuant to a Shareholder Services Plan.

Class C shares shall not be subject to a front-end sales charge, but shall be subject to a CDSC and shall be charged an annual distribution fee under a Distribution Plan adopted pursuant to Rule 12b-1 under the 1940 Act. The amount of and provisions relating to the CDSC and the amount of the fees under the Distribution Plan pertaining to the Class C shares are set forth on Schedule C attached hereto. In addition, Class C shares shall be subject to an annual service fee at the rate of .25% of the value of the average daily net assets of such Class pursuant to a Shareholder Services Plan.

Class I shares shall be offered at net asset value only to (i) bank trust departments, trust companies and insurance companies that have entered into agreements with the Fund's Distributor to offer Class I shares to their clients, (ii) institutional investors acting in a fiduciary, advisory, agency, custodial or similar capacity for qualified or non-qualified employee benefit plans, including 401(k), 403(b)(7), Keogh, pension, profit-sharing and other deferred compensation plans, whether established by corporations, partnerships, sole proprietorships, non-profit entities, trade or labor unions, or state and local governments ("Retirement Plans"), and IRAs set up under Simplified Employee Pension Plans ("SEP-IRAs"), but not including traditional IRAs, Roth IRAs, Coverdell Education Savings Accounts, IRA "Rollover Accounts," Salary Reduction Simplified Employee Pension Plans or Savings Incentive Match Plans for Employees (Class I shares may be purchased for a Retirement Plan or SEP-IRA only by a custodian, trustee, investment manager or other entity authorized to act on behalf of such Retirement Plan or SEP-IRA that has entered into an agreement with the Fund's Distributor to offer Class I shares to such Retirement Plan or SEP-IRA), (iii) law firms or attorneys acting as trustees or executors/administrators, (iv) foundations and endowments that make an initial investment in the Fund of at least $1 million, (v) sponsors of college savings plans that qualify for tax-exempt treatment under Section 529 of the Internal Revenue Code of 1986, as amended (the

"Code"), that maintain an omnibus account with the Fund and do not require shareholder tax reporting or 529 account support responsibilities from the Fund's Distributor, (vi) advisory fee-based accounts offered through financial intermediaries who, depending on the structure of the selected advisory platform, make Class I shares available, (vii) certain institutional clients of an investment advisory subsidiary of The Bank of New York Mellon Corporation approved by BNY Mellon Investment Adviser, Inc., (viii) U.S.-based employees of The Bank of New York Mellon Corporation, Board members of BNY Mellon Investment Adviser, Inc. and Board members of funds in the BNY Mellon Family of Funds, and the spouse, domestic partner or minor child of any of the foregoing, subject to certain requirements described in the Fund's prospectus or statement of additional information, (ix) clients of financial intermediaries effecting transactions in Class I shares through their brokerage platforms solely as a broker in an agency capacity for their clients and that have entered into an agreement with the Fund's Distributor, and (x) except as otherwise noted on Schedule A hereto, unaffiliated investment companies approved by the Fund's Distributor. Class I shares also may be offered to certain shareholders as set forth on Schedule A hereto.

Class Y shares shall be offered at net asset value only to (i) institutional investors, acting for themselves or on behalf of their clients, that make an initial investment in Class Y shares of the Fund of at least $1 million, (ii) Retirement Plans, or certain recordkeepers of Retirement Plan platforms that maintain plan level or super-omnibus accounts with the Fund, (iii) certain institutional clients of an investment advisory subsidiary of The Bank of New York Mellon Corporation, provided that such clients are approved by BNY Mellon Investment Adviser, Inc. and make an initial investment in Class Y shares of the Fund of at least $1 million, and (iv) except as otherwise noted on Schedule A hereto, certain funds in the BNY Mellon Family of Funds and series of BNY Mellon Funds Trust.

Class J shares shall be offered at net asset value only to certain shareholders as set forth on Schedule A hereto.

Class Z shares shall be offered at net asset value only to certain shareholders as set forth on Schedule A hereto. To the extent indicated on Schedule D hereto, Class Z shares shall be subject to a

Service Plan adopted pursuant to Rule 12b-1 under the 1940 Act or a Shareholder Services Plan. The amount of fees and provisions relating to such Service Plan or Shareholder Services Plan are set forth on Schedule D hereto.

Investor shares shall be offered at net asset value and are designed primarily for investors who are investing directly with the Fund or through entities that have entered into agreements with the Fund's Distributor to sell such shares. Investor shares shall be subject to an annual service fee at the rate of .25% of the value of the average daily net assets of such Class pursuant to a Shareholder Services Plan.

4.       Expense Allocation: The following expenses shall be allocated, to the extent practicable, on a Class-by-Class basis: (a) fees under a Distribution Plan, Service Plan and Shareholder Services Plan; (b) printing and postage expenses related to preparing and distributing materials, such as shareholder reports, prospectuses and proxies, to current shareholders of a specific Class; (c) Securities and Exchange Commission registration fees incurred by a specific Class; (d) the expense of administrative personnel and services as required to support the shareholders of a specific Class; (e) litigation or other legal expenses relating solely to a specific Class; (f) transfer agent fees identified by the Fund's transfer agent as being attributable to a specific Class; and (g) Board members' fees incurred as a result of issues relating to a specific Class.

5.       Conversion Features: Class C shares shall automatically convert to Class A shares after a specified period of time after the date of purchase, based on the relative net asset value of each such Class, without the imposition of any sales charge, fee or other charge, as set forth on Schedule C hereto. No other Class shall be subject to any automatic conversion feature. Shares of one Class of a Fund may be converted into shares of another Class of the Fund, provided the shareholder requesting the conversion meets the eligibility requirements for the purchase of the new Class of shares of the Fund. Except as otherwise provided in the Fund's prospectus, shares subject to a CDSC or a redemption fee at the time of the requested conversion shall not be eligible for conversion. Class Y shares held by investors who are not eligible to purchase Class Y shares shall be converted to a Class of shares such an investor is eligible to purchase.

6.       Exchange Privileges: Shares of a Class shall be exchangeable only for (a) shares of the same Class of other investment companies managed or administered by BNY Mellon Investment Adviser, Inc. or its affiliates as specified from time to time and, except for shares held through financial intermediary brokerage platforms, (b) shares of certain other Classes of such investment companies or shares of certain other investment companies as specified from time to time.

Amended as of: July 31, 2020

SCHEDULE A

Name of Fund	Date Plan Adopted

BNY Mellon Advantage Funds, Inc.	February 25, 1999
(Revised as of March 6, 2026)
--BNY Mellon Dynamic Value Fund
--BNY Mellon Technology Growth Fund
--BNY Mellon Midcap Value Fund
--BNY Mellon Global Real Return Fund

BNY Mellon Absolute Insight Funds, Inc.	November 3, 2015
(Revised as of March 4, 2026)
--BNY Mellon Core Plus Fund*

BNY Mellon Investment Funds I	December 3, 2008
(Revised as of March 4, 2026)
--BNY Mellon International Equity Fund
--BNY Mellon Small/Mid Cap Growth Fund**
--BNY Mellon Small Cap Value Fund
--BNY Mellon Global Fixed Income Fund

BNY Mellon Investment Funds II, Inc.	December 17, 2013
(Revised as of March 4, 2026)
--BNY Mellon Global Emerging Markets Fund

BNY Mellon Investment Funds III	December 20, 2005
(Revised as of March 4, 2026)
--BNY Mellon Equity Income Fund
--BNY Mellon Global Equity Income Fund
--BNY Mellon International Bond Fund

BNY Mellon Investment Funds IV, Inc.	April 20, 2006
(Revised as of March 4, 2026)
--BNY Mellon Floating Rate Income Fund

BNY Mellon Investment Funds V, Inc.	April 24, 1995
(Revised as of March 6, 2026)
--BNY Mellon Developed Markets Real Estate Securities Fund***
--BNY Mellon Large Cap Equity Fund***

A-1

SCHEDULE A (continued)

Name of Fund	Date Plan Adopted

BNY Mellon Investment Funds VI	October 14, 2003
(Revised as of March 6, 2026)
--BNY Mellon Balanced Opportunity Fund†

BNY Mellon Opportunity Funds	April 17, 2000
(Revised as of March 2, 2026)
--BNY Mellon Natural Resources Fund

BNY Mellon Worldwide Growth Fund, Inc.††	April 12, 1995
(Revised as of March 6, 2026)

BNY Mellon Research Growth Fund, Inc.†††	July 15, 2008
(Revised as of March 6, 2026)

BNY Mellon Strategic Funds, Inc.	September 17, 2002
(Revised as of March 4, 2026)
--BNY Mellon Active MidCap Fund††
--BNY Mellon Global Stock Fund
--BNY Mellon International Stock Fund

________________________

*	The Fund offers Class A, Class C, Class I and Class Y shares only.
**	The Fund also offers Class Z shares only to shareholders of the Fund who received Class Z shares in exchange for their shares of Dreyfus Mid-Cap Growth Fund as a result of the reorganization of such fund and who purchase such shares directly from the Fund for accounts maintained with the Fund. In addition, certain broker-dealers and other financial institutions maintaining accounts with the Fund at the time of said reorganization may open new accounts in Class Z shares of the Fund on behalf of qualified Retirement Plans and wrap accounts or similar programs.
***	The Fund also offers Class I shares to shareholders who received Class I shares in exchange for Institutional shares of a predecessor series of BNY Hamilton Funds or who received Class A shares in exchange for Class A shares of a predecessor series of BNY Hamilton Funds, which shares were subsequently converted to Class I shares, and who purchase such shares directly from the Fund for accounts maintained with the Fund.
†	The Fund also offers Class J shares only to shareholders who received Class J shares in exchange for shares of its predecessor fund as a result of the reorganization of such fund. The Fund also offers Class Z shares only to shareholders who received Class Z shares in exchange for their shares of Dreyfus Balanced Fund, Inc. as a result of the reorganization of such fund and who purchase such shares directly from the Fund for accounts maintained with the Fund. In addition, certain broker-dealers and other financial institutions maintaining accounts with Dreyfus Balanced Fund, Inc. at the time of the reorganization of such fund may open new accounts in Class Z shares of the Fund on behalf of qualified Retirement Plans and wrap accounts or similar programs.
††	The Fund also offers Class I shares to shareholders who have held Class I shares of the Fund since June 5, 2003 and who purchase such shares directly from the Fund for accounts maintained with the Fund.
†††	The Fund also offers Class Z shares only to shareholders of the Fund with Fund accounts that existed on September 30, 2008 (the date of the implementation of the Fund's multiple class distribution structure) and who purchase such shares directly from the Fund for accounts maintained with the Fund. In addition, certain broker-dealers and other financial institutions maintaining accounts with the Fund at that time may open new accounts in Class Z shares of the Fund on behalf of qualified Retirement Plans and wrap accounts or similar programs.

A-2

SCHEDULE B

Front-End Sales Charge—Class A Shares—The public offering price for Class A shares, except as otherwise set forth herein, shall be the net asset value per share of Class A plus a sales load as shown below:

	Total Sales Load
Amount of Transaction	As a % of offering price per share	As a % of net asset value per share
Less than $50,000	5.75	6.10
$50,000 to less than $100,000	4.50	4.71
$100,000 to less than $250,000	3.50	3.63
$250,000 to less than $500,000	2.50	2.56
$500,000 to less than $1,000,000	2.00	2.04
$1,000,000 or more	-0-	-0-

Front-End Sales Charge—Class A Shares of BNY Mellon International Bond Fund and BNY Mellon Global Fixed Income Fund—The public offering price for Class A shares of BNY Mellon International Bond Fund and BNY Mellon Global Fixed Income Fund, except as otherwise set forth herein, shall be the net asset value per share of Class A plus a sales load as shown below:

	Total Sales Load
Amount of Transaction	As a % of offering price per share	As a % of net asset value per share
Less than $50,000	4.50	4.71
$50,000 to less than $100,000	4.00	4.17
$100,000 to less than $250,000	3.00	3.09
$250,000 to less than $500,000	2.50	2.56
$500,000 to less than $1,000,000	2.00	2.04
$1,000,000 or more	-0-	-0-

SCHEDULE B (continued)

Front-End Sales Charge—Class A Shares of BNY Mellon Floating Rate Income Fund—The public offering price for Class A shares of BNY Mellon Floating Rate Income Fund shall be the net asset value per share of Class A plus a sales load as shown below:

	Total Sales Load
Amount of Transaction	As a % of offering price per share	As a % of net asset value per share
Less than $100,000	2.50	2.56
$100,000 to less than $250,000	2.00	2.10
$250,000 to less than $500,000	1.50	1.52
$500,000 to less than $1,000,000	1.00	1.01
$1,000,000 or more	-0-	-0-

Contingent Deferred Sales Charge—Class A Shares—A CDSC of 1.00% shall be assessed, except as set forth below, at the time of redemption of Class A shares purchased without an initial sales charge as part of an investment of at least $1,000,000 and redeemed within one year of purchase. The terms contained in Schedule C pertaining to the CDSC assessed on redemptions of Class C shares, including the provisions for waiving the CDSC, shall be applicable to the Class A shares subject to a CDSC. Letter of Intent and Rights of Accumulation, to the extent offered, shall apply to purchases of Class A shares subject to a CDSC.

Front-End Sales Charge—Class A Shares of BNY Mellon Core Plus Fund—Effective January 2, 2024, the public offering price for Class A shares of BNY Mellon Core Plus Fund shall be the net asset value per share of Class A plus a sales load as shown below:

	Total Sales Load
Amount of Transaction	As a % of offering price per share	As a % of net asset value per share
Less than $50,000	4.50	4.71
$50,000 to less than $100,000	4.00	4.17
$100,000 to less than $250,000	3.00	3.09
$250,000 or more	-0-	-0-

Contingent Deferred Sales Charge—Class A Shares of BNY Mellon Core Plus Fund—Effective January 2, 2024, a CDSC of 1.00% shall be assessed at the time of redemption of Class A shares of BNY Mellon Core Plus Fund purchased without an initial sales charge as part of an investment of at least $250,000 and redeemed within one year of purchase. The terms contained in Schedule C pertaining to the CDSC assessed on redemptions of Class C shares, including the provisions for waiving the CDSC, shall be applicable to the Class A shares subject to a CDSC. Letter of Intent and Rights of Accumulation, to the extent offered, shall apply to purchases of Class A shares subject to a CDSC.

SCHEDULE B (continued)

Class A Shares of BNY Mellon Core Plus Fund, BNY Mellon Midcap Value Fund, BNY Mellon Active MidCap Fund, BNY Mellon Balanced Opportunity Fund, and BNY Mellon Dynamic Value Fund Only—Shareholders beneficially owning Class A shares of BNY Mellon Midcap Value Fund on May 29, 2008, may purchase Class A shares of such Fund directly from the Fund for accounts maintained with the Fund, at net asset value without a front-end sales charge and redeem such Class A shares of the Fund without imposition of a CDSC.

Shareholders beneficially owning Class A shares of Dreyfus Intermediate Term Income Fund on May 13, 2008 who received Class A shares of BNY Mellon Core Plus Fund as a result of the merger of such fund into BNY Mellon Core Plus Fund on October 19, 2018 may purchase Class A shares of BNY Mellon Core Plus Fund directly from the Fund for accounts maintained with the Fund, at net asset value without a front-end sales charge and redeem such Class A shares of BNY Mellon Core Plus Fund without imposition of a CDSC for as long as the shareholder's account is open.

Shareholders beneficially owning Class A shares of Dreyfus Premier Core Bond Fund on February 29, 2000 who received Class A shares of Dreyfus Intermediate Term Income Fund as a result of the merger of such fund into Dreyfus Intermediate Term Income Fund on May 15, 2008 and subsequently received Class A shares of BNY Mellon Core Plus Fund as a result of the merger of such fund into BNY Mellon Core Plus Fund on October 19, 2018 may purchase Class A shares of BNY Mellon Core Plus Fund directly from the Fund for accounts maintained with the Fund, at net asset value without a front-end sales charge and redeem such Class A shares of BNY Mellon Core Plus Fund without imposition of a CDSC for as long as the shareholder's account is open.

Shareholders beneficially owning Class A shares of Dreyfus International Value Fund on November 14, 2002, who received Class A shares of BNY Mellon International Core Equity Fund as a result of the merger of such fund into BNY Mellon International Core Equity Fund on January 22, 2016 and subsequently received Class A shares of BNY Mellon International Equity Fund as a result of the merger of such fund into BNY Mellon International Equity Fund on February 13, 2016 may purchase Class A shares of BNY Mellon International Equity Fund directly from the Fund for accounts maintained with the Fund, at net asset value without a front-end sales charge and redeem such Class A shares of BNY Mellon International Equity Fund without imposition of a CDSC for as long as the shareholder's account is open.

Shareholders of Dreyfus A Bonds Plus, Inc. who received Class A shares of Dreyfus Intermediate Term Income Fund as a result of the merger of such fund into Dreyfus Intermediate Term Income Fund on May 14, 2008 and subsequently received Class A shares of BNY Mellon Core Plus Fund as a result of the merger of such fund into BNY Mellon Core Plus Fund on October 19, 2018 may purchase Class A shares of BNY Mellon Core Plus Fund directly from the Fund for accounts maintained with the Fund, at net asset value without a front-end sales charge and redeem such Class A shares of BNY Mellon Core Plus Fund without imposition of a CDSC for as long as the shareholder's account is open..

Class A shares of BNY Mellon Active MidCap Fund, BNY Mellon Balanced Opportunity Fund, and BNY Mellon Dynamic Value Fund may be purchased directly from the Fund for accounts maintained with the Fund, at net asset value without a sales charge, by participants in a health savings account program, provided that the health savings account program has maintained a Fund account since on or before January 31, 2016. Such participants who received Class A shares of BNY Mellon Core Plus Fund as a result of the merger of Dreyfus Intermediate Term Income Fund into BNY Mellon Core Plus Fund on October 19, 2018 may purchase Class A shares of BNY Mellon Core Plus Fund directly from the Fund for accounts maintained with the Fund, at net asset value without a sales charge.

SCHEDULE B (continued)

Class A shares of a Fund may be purchased directly from the Fund or through a financial intermediary, other than Ameriprise Financial, Baird, Edward Jones, Janney, J.P. Morgan Securities LLC, Merrill, Morgan Stanley Wealth Management, OPCO, Raymond James, Stifel or Wells Fargo Advisors (as defined below), at net asset value without a front-end sales charge by the following individuals and entities:

•	Full-time or part-time employees, and their spouses or domestic partners and minor children, of BNY Mellon Investment Adviser, Inc. or any of its affiliates.
•	Board members of BNY Mellon Investment Adviser, Inc. and Board members of the BNY Mellon Family of Funds, and their spouses or domestic partners and minor children.
•	Full-time employees, and their spouses and minor children, of financial intermediaries.
•	"Wrap" accounts for the benefit of clients of financial intermediaries.
•	Investors who participate in a self-directed investment brokerage account program offered by a financial intermediary that may or may not charge their customers a transaction fee.
•	Retirement Plans, provided that, if such Class A shares are purchased through a financial intermediary, the financial intermediary performs recordkeeping or other administrative services for the Retirement Plan.
•	Shareholders in IRA rollover accounts sponsored by BNY Mellon Investment Adviser, Inc. or its affiliates funded with the distribution proceeds from Retirement Plans. Upon establishing the IRA rollover account sponsored by BNY Mellon Investment Adviser, Inc. or its affiliates in the Fund, the shareholder shall become eligible to make subsequent purchases of Class A shares of the Fund at net asset value in such account.

In addition, shareholders of the Fund will receive Class A shares of the Fund at net asset value without a front-end sales charge upon the conversion of such shareholders' Class C shares of the Fund in the month of or month following the eight-year anniversary date of the purchase of the Class C shares.

Class A shares of a Fund may be purchased at net asset value without payment of a sales charge by the following individuals and entities, if such shares are purchased directly from the Fund for accounts maintained with the Fund:

•	Investors who either (i) have, or whose spouse or minor children have, beneficially owned shares and continuously maintained an open account directly with a BNY Mellon Investment Adviser, Inc.-managed fund since on or before February 28, 2006, or (ii) such purchase is for a self-directed investment account that may or may not be subject to a transaction fee.
•	Qualified separate accounts maintained by an insurance company; any state, county or city or instrumentality thereof; and charitable organizations investing $50,000 or more in Fund shares and charitable remainder trusts.
•	Shareholders who received Class A shares in exchange for old Class T shares of the Fund on February 4, 2009.

SCHEDULE B (continued)

Front-end sales charge waivers on Class A shares of a Fund purchased through Ameriprise Financial

Shareholders purchasing Class A shares of the Fund through an Ameriprise Financial platform or account may purchase Class A shares at net asset value without payment of a front-end sales charge as follows:

•	Shares purchased by employer-sponsored retirement plans (e.g., 401(k) plans, 457 plans, employer-sponsored 403(b) plans, profit sharing and money purchase pension plans and defined benefit plans). For purposes of this provision, employer-sponsored retirement plans do not include SEP IRAs, Simple IRAs or SAR-SEPs.
•	Shares of the Fund purchased through reinvestment of dividends and capital gains distributions of the Fund (but not of any other fund in the BNY Mellon Family of Funds).
•	Shares exchanged from Class C shares of the same Fund in the month of or following the seven-year anniversary of the purchase date. To the extent that the Fund's prospectus otherwise provides for a waiver with respect to such shares following a shorter holding period, that waiver will apply to exchanges following such shorter period. To the extent that the Fund's prospectus otherwise provides for a waiver with respect to exchanges of Class C shares for load waived shares, that waiver will also apply to such exchanges.
•	Shares purchased by employees and registered representatives of Ameriprise Financial or its affiliates and their immediate family members.
•	Shares purchased by or through qualified accounts (including IRAs, Coverdell Education Savings Accounts, 401(k)s, 403(b) TSCAs subject to ERISA and defined benefit plans) that are held by a covered family member, defined as an Ameriprise Financial advisor and/or the advisor's spouse, advisor's lineal ascendant (mother, father, grandmother, grandfather, great grandmother, great grandfather), advisor's lineal descendant (son, step-son, daughter, step-daughter, grandson, granddaughter, great grandson, great granddaughter) or any spouse of a covered family member who is a lineal descendant.
•	Shares purchased from the proceeds of redemptions of shares of a fund in the BNY Mellon Family of Funds, provided (1) the repurchase occurs within 90 days following the redemption, (2) the redemption and purchase occur in the same account, and (3) redeemed shares were subject to a front-end sales charge or CDSC (i.e., Right of Reinstatement).

Front-end sales charge waivers on Class A shares of a Fund available at Robert W. Baird & Co. (Baird)

Shareholders purchasing Class A shares of the Fund through a Baird platform or account will only be eligible to purchase Class A shares at net asset value without payment of a front-end sales charge as follows:

•	Shares purchased through reinvestment of dividends and capital gains distributions when purchasing shares of the Fund.
•	Shares purchased by employees and registered representatives of Baird or its affiliates and their family members as designated by Baird.

SCHEDULE B (continued)

•	Shares purchased within 90 days following a redemption of shares of a fund in the BNY Mellon Family of Funds, provided (1) the redemption and purchase occur within the purchaser's Baird household and (2) the redeemed shares were subject to a front-end sales charge or CDSC (known as Right of Reinstatement).
•	A shareholder in the Fund's Class C shares will have their shares converted at net asset value to Class A shares of the Fund if the shares are no longer subject to a CDSC and the conversion is in line with the policies and procedures of Baird.
•	Employer-sponsored retirement plans or charitable accounts in a transactional brokerage account at Baird, including 401(k) plans, 457 plans, employer-sponsored 403(b) plans, profit sharing and money purchase pension plans and defined benefit plans. For purposes of this provision, employer-sponsored retirement plans do not include SEP IRAs, Simple IRAs or SAR-SEPs.

Front-end sales charge waivers on Class A shares of a Fund purchased on the Edward Jones commission and fee-based platforms

Shareholders purchasing Class A shares of the Fund on the Edward Jones commission and fee-based platforms may purchase Class A shares at NAV without payment of a sales charge as follows:

  Shares purchased by associates of Edward Jones and its affiliates and other accounts in the same pricing group (as determined by Edward Jones under its policies and procedures) as the associate. This waiver will continue for the remainder of the associate's life if the associate retires from Edward Jones in good-standing and remains in good standing pursuant to Edward Jones' policies and procedures.
  Shares purchased in an Edward Jones fee-based program.
  Shares purchased through reinvestment of dividends and capital gains distributions of the Fund.
•	Shares purchased from the proceeds of redemptions of shares of a fund in the BNY Mellon Family of Funds, provided that (1) the repurchase occurs within 60 days following the redemption, and (2) the redemption and purchase are made in a share class that charges a front-end sales charge, subject to one of the following conditions being met:
•	the redemption and repurchase occur in the same account
•	the redemption proceeds are used to process an IRA contribution, excess contributions, conversion, recharacterizing of contributions, or distribution, and the repurchase is done in an account within the same Edward Jones grouping for ROA.)
•	Shares exchanged into Class A shares from another share class so long as the exchange is into the same Fund and was initiated at the discretion of Edward Jones. Edward Jones is responsible for any CDSC due, if applicable. Any future purchases are subject to the applicable sales charge as disclosed in the Fund's prospectus.
•	Exchanges from Class C shares to Class A shares of the same fund, generally, in the 84th month following the anniversary of the purchase date or earlier at the discretion of Edward Jones.
•	Purchases of Class A shares for a 529 plan account through a rollover from either another education savings plan or a security used for qualified distributions.

SCHEDULE B (continued)

•	Purchases of Class A shares for a 529 plan account made for recontribution of refunded amounts.

Front-end sales charge waivers on Class A shares of a Fund purchased through a Janney Montgomery Scott LLC (Janney) brokerage account

Shareholders purchasing Class A shares of the Fund through a Janney brokerage account may purchase Class A shares at net asset value without payment of a front-end sales charge as follows:

  Shares purchased through reinvestment of dividends and capital gains distributions of the Fund (but not of any other fund in the BNY Mellon Family of Funds).
  Shares purchased by employees and registered representatives of Janney or its affiliates and their family members as designated by Janney.
  Shares purchased from the proceeds of redemptions of shares of a fund in the BNY Mellon Family of Funds, provided (1) the repurchase occurs within 90 days following the redemption, (2) the redemption and purchase occur in the same account, and (3) redeemed shares were subject to a front-end sales charge or CDSC (i.e., Right of Reinstatement).
  Shares purchased by employer-sponsored retirement plans (e.g., 401(k) plans, 457 plans, 403(b) plans, profit-sharing and money purchase pension plans and deferred benefit plans). For purposes of this provision, employer-sponsored retirement plans do not include SEP-IRAs, SARSEPs, SIMPLE IRAs or Keogh plans.
  Class C shares that are no longer subject to a CDSC and are converted to Class A shares of the same Fund pursuant to Janney's policies and procedures.

Front-end sales charge waivers on Class A shares of a Fund purchased through a J.P. Morgan Securities LLC brokerage account

Shareholders purchasing Class A shares of the Fund through a J.P. Morgan Securities LLC brokerage account that makes funds with front-end sales charges available for purchase may purchase Class A shares at net asset value without payment of a front-end sales charge as follows:

•	Class C shares that are no longer subject to a CDSC and are converted to Class A shares of the same Fund pursuant to J.P. Morgan Securities LLC's policies and procedures.
•	Shares purchased by qualified employer-sponsored defined contribution and defined benefit retirement plans, nonqualified deferred compensation plans, other employee benefit plans and trusts used to fund those plans. For purposes of this provision, such plans do not include SEP IRAs, SIMPLE IRAs, SAR-SEPs or 501(c)(3) accounts.
•	Shares purchased through J.P. Morgan Securities LLC Self-Directed Investing accounts.
•	Shares purchased through a right of reinstatement, as described in the Fund's prospectus (Right of Reinstatement).
•	Shares of the Fund purchased through reinvestment of dividends and capital gains distributions of the Fund (but not of any other fund in the BNY Mellon Family of Funds).

SCHEDULE B (continued)

•	Shares purchased by employees and registered representatives of J.P. Morgan Securities LLC or its affiliates and their spouses or financial dependents.

Front-end sales charge waivers on Class A shares of a Fund purchased through Merrill

Shareholders purchasing Class A shares of the Fund through a Merrill platform or account may purchase Class A shares at net asset value without payment of a front-end sales charge as follows:

•	Shares of mutual funds available for purchase by employer-sponsored retirement, deferred compensation and employee benefit plans (including health savings accounts) and trusts used to fund those plans, provided that the shares are not held in a commission-based brokerage account and the shares are held for the benefit of the plan. For purposes of this provision, employer-sponsored retirement plans do not include SEP IRAs, Simple IRAs, SAR-SEPs or Keogh plans.
•	Shares purchased through a Merrill investment advisory program.
•	Brokerage class shares exchanged from advisory class shares due to the holdings moving from a Merrill investment advisory program to a Merrill brokerage account.
•	Shares purchased through the Merrill Edge Self-Directed platform.
•	Shares purchased through the systematic reinvestment of capital gains distributions and dividend reinvestment when purchasing shares of the same mutual fund in the same account.
•	Shares exchanged from level-load shares to front-end load shares of the same mutual fund in accordance with the description in the Merrill Sales Load Waiver and Discounts Supplement (the "Merrill SLWD Supplement").
•	Shares purchased by eligible employees of Merrill or its affiliates and their family members who purchase shares in accounts within the employee's Merrill Household (as defined in the Merrill SLWD Supplement).
•	Shares purchased by eligible persons associated with the fund as defined in this prospectus (e.g., the Fund's officers or trustees).
•	Shares purchased from the proceeds of a mutual fund redemption in front-end load shares, provided (1) the repurchase is in a mutual fund within the same fund family, (2) the repurchase occurs within 90 calendar days from the redemption trade date, and (3) the redemption and purchase occur in the same account (known as Rights of Reinstatement). Automated transactions (i.e., systematic purchases and withdrawals) and purchases made after shares are automatically sold to pay Merrill's account maintenance fees are not eligible for Rights of Reinstatement.

SCHEDULE B (continued)

Front-end sales charge waivers on Class A shares of a Fund purchased through Morgan Stanley Wealth Management

Shareholders purchasing Class A shares of the Fund through a Morgan Stanley Wealth Management transactional brokerage account may purchase Class A shares at net asset value without payment of a front-end sales charge as follows:

•	Shares purchased by employer-sponsored retirement plans (e.g., 401(k) plans, 457 plans, employer-sponsored 403(b) plans, profit sharing and money purchase pension plans and defined benefit plans). For purposes of this provision, employer-sponsored retirement plans do not include SEP IRAs, Simple IRAs, SAR-SEPs or Keogh plans.
•	Shares purchased by Morgan Stanley employee and employee-related accounts according to Morgan Stanley's account linking rules.
•	Shares of the Fund purchased through reinvestment of dividends and capital gains distributions of the Fund.
•	Shares purchased through a Morgan Stanley self-directed brokerage account.
•	Class C shares that are no longer subject to a CDSC and are converted to Class A shares of the same Fund pursuant to Morgan Stanley Wealth Management's share class conversion program.
•	Shares purchased from the proceeds of redemptions from a fund in the BNY Mellon Family of Funds, provided (1) the repurchase occurs within 90 days following the redemption, (2) the redemption and purchase occur in the same account, and (3) redeemed shares were subject to a front-end sales charge or CDSC.

Front-end sales charge waivers on Class A shares of a Fund purchased through Oppenheimer & Co. Inc. (OPCO)

Shareholders purchasing Class A shares of the Fund through an OPCO platform or account purchase Class A shares at net asset value without payment of a front-end sales charge as follows:

  Shares purchased by employer-sponsored retirement, deferred compensation and employee benefit plans (including health savings accounts) and trusts used to fund those plans, provided that the shares are not held in a commission-based brokerage account and shares are held for the benefit of the plan.
•	Shares purchased by or through a 529 plan.
  Shares purchased through an OPCO affiliated investment advisory program.
  Shares purchased through reinvestment of dividends and capital gains distributions when purchasing shares of the Fund (but not of any other fund in the BNY Mellon Family of Funds).
  Shares purchased from the proceeds of redemptions of shares of a fund in the BNY Mellon Family of Funds, provided (1) the repurchase occurs within 90 days following the redemption, (2) the redemption and purchase occur in the same account, and (3) redeemed shares were subject to a front-end sales charge or CDSC (i.e., Right of Reinstatement).

SCHEDULE B (continued)

  A shareholder in the Fund's Class C shares will have their shares converted at NAV to Class A shares (or the appropriate share class) of the Fund if the shares are no longer subject to a CDSC and the conversion is in line with the policies and procedures of OPCO.
  Shares purchased by employees and registered representatives of OPCO or its affiliates and their family members.
  Board members of the Fund, and employees of the Fund's investment adviser or any of its affiliates, as described in the Fund's prospectus.

Front-end sales charge waivers on Class A shares of a Fund purchased through Raymond James & Associates, Inc., Raymond James Financial Services or Raymond James affiliates (Raymond James)

Shareholders purchasing Class A shares of the Fund through a Raymond James platform or account, or through an introducing broker-dealer or independent registered investment adviser for which Raymond James provides trade execution, clearance and/or custody services, may purchase Class A shares at net asset value without payment of a front-end sales charge as follows:

  Shares purchased through a Raymond James investment advisory program.
  Shares purchased within the BNY Mellon Family of Funds, including shares of the Fund, through a systematic reinvestment of dividends and capital gains distributions of the Fund.
  Shares purchased by employees and registered representatives of Raymond James and their family members as designated by Raymond James.
  Shares purchased from the proceeds of redemptions of shares of a fund in the BNY Mellon Family of Funds, provided (1) the repurchase occurs within 90 days following the redemption, (2) the redemption and purchase occur in the same account, and (3) redeemed shares were subject to a front-end sales charge or CDSC (i.e., Right of Reinstatement).
  Class C shares that are no longer subject to a CDSC and are converted to Class A shares of the same Fund pursuant to Raymond James' share class conversion policies and procedures.

Front-end sales charge waivers on Class A shares of a Fund purchased through Stifel, Nicolaus & Co, Incorporated (Stifel)

Shareholders purchasing Class A shares of the Fund through a Stifel platform or account purchase Class A shares at net asset value without payment of a front-end sales charge in accordance with the waivers provided in the Fund's prospectus; provided, however that such shareholders may purchase Class A shares at net asset value without payment of a sales charge as follows:

•	Class C shares that are no longer subject to a CDSC and are converted to Class A shares of the same fund pursuant to Stifel's policies and procedures.

SCHEDULE B (continued)

Front-end sales charge waivers on Class A shares of a Fund purchased through Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC (collectively, "Wells Fargo Advisors")

Effective April 1, 2026, clients of Wells Fargo Advisors purchasing or converting to Class A shares of the Fund in a Wells Fargo Advisors brokerage account are entitled to a waiver of the front-end load in the following circumstances:

•	Wells Fargo Advisors employee and employee-related accounts according to Wells Fargo Advisors' employee account linking rules. Legacy accounts and positions receiving affiliate discounts prior to the effective date will continue to receive discounts. Going forward employees of affiliate businesses will not be offered Class A shares at NAV.
•	Shares purchased through reinvestment of dividends and capital gains distributions when purchasing shares of the same fund.

WellsTrade, the firm's online self-directed brokerage account, generally offers no-load share classes but there could be instances where a Class A share is offered without a front-end sales charge.

Unless specifically described above, other front-end load waivers are not available on fund purchases through Wells Fargo Advisors.

SCHEDULE C

Contingent Deferred Sales Charge—Class C Shares—A CDSC of 1.00% payable to the Fund's Distributor shall be imposed on any redemption of Class C shares within one year of the date of purchase. No CDSC shall be imposed to the extent that the net asset value of the Class C shares redeemed does not exceed (i) the current net asset value of Class C shares of the Fund acquired through reinvestment of Fund dividends or capital gain distributions, plus (ii) increases in the net asset value of the shareholder's Class C shares above the dollar amount of all payments for the purchase of Class C shares of the Fund held by such shareholder at the time of redemption.

If the aggregate value of the Class C shares redeemed has declined below their original cost as a result of the Fund's performance, a CDSC may be applied to the then-current net asset value rather than the purchase price.

In determining whether a CDSC is applicable to a redemption, the calculation shall be made in a manner that results in the lowest possible rate. Therefore, it shall be assumed that the redemption is made first of amounts representing Class C shares of the Fund acquired pursuant to the reinvestment of Fund dividends and distributions; then of amounts representing the increase in net asset value of Class C shares above the total amount of payments for the purchase of Class C shares made during the preceding year; and finally, of amounts representing the cost of Class C shares held for the longest period of time.

Waiver of CDSC—Except as set forth below, the CDSC shall be waived in connection with (a) exchanges of shares, except if shares acquired by exchange are then redeemed within the period during which a CDSC would apply to the initial shares purchased, (b) redemptions made within one year after the death or disability, as defined in Section 72(m)(7) of the Code, of the shareholder, (c) redemptions by Retirement Plans, provided that the shares being redeemed were purchased through a financial intermediary that performs recordkeeping or other administrative services for the Retirement Plan and has entered into an agreement with the Fund's Distributor relating to such services, or were purchased directly from the Fund for accounts maintained with the Fund, (d) redemptions as a result of a combination of any investment company with the Fund by merger, acquisition of assets or otherwise, (e) redemptions made as part of a required minimum distribution for IRA and retirement accounts pursuant to the Internal Revenue Code, and (f) redemptions pursuant to any systematic withdrawal plan as described in the Fund's prospectus. If a CDSC waiver is discontinued, Fund shares subject to a CDSC which were purchased prior to the termination of such waiver shall have the CDSC waived as provided in the Fund's prospectus at the time of the purchase of such shares.

CDSC Waivers Available Through Baird—Fund shares purchased through a Baird platform or account will be eligible only for the following CDSC waivers: (a) shares sold due to death or disability of the shareholder; (b) shares sold as part of a systematic withdrawal plan as described in the Fund's prospectus; (c) shares bought due to returns of excess contributions from an IRA Account; (d) shares sold as part of a required minimum distribution for IRA and retirement accounts due to the shareholder reaching the qualified age based on applicable Internal Revenue Service regulations as described in the Fund's prospectus; (e) shares sold to pay Baird fees but only if the transaction is initiated by Baird; and (f) shares acquired through a Right of Reinstatement.

SCHEDULE C (continued)

CDSC Waivers Available Through Edward Jones—Fund shares purchased on the Edward Jones commission and fee-based platforms are eligible only for the following CDSC waivers: (a) redemptions made upon the death or disability of the shareholder, (b) redemptions made through a systematic withdrawal plan, if such redemptions do not exceed 10% of the value of the account annually, (c) redemptions made in connection with a return of excess contributions from an IRA account, (d) redemptions made as part of a required minimum distribution for IRA and retirement accounts if the redemption is taken in or after the year the shareholder reaches qualified age based on applicable IRS regulations, (e) redemptions made to pay Edward Jones fees or costs, but only if the redemption is initiated by Edward Jones, (f) exchanges of shares in an Edward Jones fee-based program, (g) shares acquired through a Right of Reinstatement, and (h) shares redeemed at the discretion of Edward Jones for accounts not meeting Edward Jones' minimum balance requirements.

CDSC Waivers Available Through Janney—Fund shares purchased through Janney brokerage account are eligible only for the following CDSC waivers: (a) redemptions made upon the death or disability of the shareholder, (b) redemptions made through the Automatic Withdrawal Plan as described in the Fund's prospectus, (c) redemptions made in connection with a return of excess contributions from an IRA account, (d) redemptions made as part of a required minimum distribution for IRA and retirement accounts pursuant to the Internal Revenue Code, (e) redemptions made to pay Janney fees, but only if the redemption is initiated by Janney, (f) shares acquired through a Right of Reinstatement, and (g) exchanges of shares for shares of the same class of a different fund, except if shares acquired by exchange are then redeemed within the period during which a CDSC would apply to the initial shares purchased.

CDSC Waivers Available Through J.P. Morgan Securities LLC—Fund shares purchased through an applicable J.P. Morgan Securities LLC brokerage account will be eligible only for the following CDSC waivers: (a) redemptions made upon the death or disability of the shareholder; (b) redemptions made as part of a systematic withdrawal plan as described in the Fund's prospectus; (c) redemptions of shares purchased in connection with a return of excess contributions from an IRA account; (d) redemptions made as part of a required minimum distribution for IRA and retirement accounts pursuant to the Internal Revenue Code; and (e) shares acquired through a Right of Reinstatement.

CDSC Waivers Available Through Merrill—Fund shares purchased through a Merrill platform or account are eligible only for the following CDSC waivers: (a) shares sold due to the client's death or disability (as defined by Internal Revenue Code Section 22(e)(3)), (b) shares sold pursuant to a systematic withdrawal program subject to Merrill's maximum systematic withdrawal limits, as described in the Merrill SLWD Supplement, (c) shares sold due to return of excess contributions from an IRA account, (d) shares sold as part of a required minimum distribution for IRA and retirement accounts due to the investor reaching the qualified age based on applicable IRS regulation, and (e) front-end or level-load shares held in commission-based, non-taxable retirement brokerage accounts (e.g., traditional, Roth, rollover, SEP IRAs, Simple IRAs, SAR-SEPs or Keogh plans) that are transferred to fee-based accounts or platforms and exchanged for a lower cost share class of the same mutual fund.

SCHEDULE C (continued)

CDSC Waivers Available Through OPCO—Fund shares purchased through an OPCO platform or account will be eligible only for the following CDSC waivers: (a) redemptions made upon the death or disability of the shareholder; (b) redemptions made through the Automatic Withdrawal Plan as described in the Fund's prospectus; (c) redemptions made in connection with a return of excess contributions from an IRA account; (d) redemptions made as part of a required minimum distribution for IRA and retirement accounts pursuant to the Internal Revenue Code; (e) redemptions made to pay OPCO fees, but only if the redemption is initiated by OPCO; and (f) shares acquired through a Right of Reinstatement.

CDSC Waivers Available Through Raymond James—Fund shares purchased through a Raymond James platform or account are eligible only for the following CDSC waivers: (a) redemptions made within one year of death or disability of the shareholder, (b) redemptions made through the Automatic Withdrawal Plan, if such redemptions do not exceed 12% of the value of the account annually, (c) redemptions made in connection with a return of excess contributions from an IRA account, (d) redemptions made as part of a required minimum distribution for IRA and retirement accounts pursuant to the Internal Revenue Code, (e) redemptions made to pay Raymond James fees, but only if the redemption is initiated by Raymond James, (f) shares acquired through a Right of Reinstatement, and (g) exchanges of shares, except if shares acquired by exchange are then redeemed within the period during which a CDSC would apply to the initial shares purchased.

Amount of Distribution Plan Fees—Class C Shares—.75 of 1% of the value of the average daily net assets of Class C.

Conversion of Class C Shares—Approximately eight years after the date of purchase, Class C shares purchased directly from the Fund for accounts maintained with the Fund or through a financial intermediary, except as otherwise disclosed in the Fund's prospectus, automatically shall convert to Class A shares, based on the relative net asset values for shares of each such Class, and shall no longer be subject to the distribution fee. At the time of conversion, Class C shares that have been acquired through the reinvestment of dividends and distributions ("Dividend Shares") shall be converted in the proportion that a shareholder's Class C shares (other than Dividend Shares) converting to Class A shares bears to the total Class C shares then held by the shareholder which were not acquired through the reinvestment of dividends and distributions.

SCHEDULE D

Shareholder Services Plan—Class Z shares of BNY Mellon Research Growth Fund, Inc. are subject to a Shareholder Services Plan pursuant to which the Fund reimburses the Distributor an amount not to exceed an annual rate of .25% of the Fund's average daily net assets attributable to Class Z for the provision of shareholder services.

Service Plan—Class Z shares of BNY Mellon Small/Mid Cap Growth Fund are subject to a Service Plan adopted pursuant to Rule 12b-1 under the 1940 Act, pursuant to which the Fund reimburses the Distributor for expenses incurred in distributing Class Z shares and providing account services and maintenance with respect to Class Z, at a maximum aggregate annual rate of up to .25% of the Fund's average daily net assets attributable to Class Z.

D-1